 SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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ExamWorks Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OUR SPECIAL MEETING IS RAPIDLY APPROACHING AND

YOUR VOTE HAS NOT BEEN RECEIVED

FAILURE TO VOTE WILL HAVE THE SAME EFFECT

AS A VOTE AGAINST THE MERGER

July 13, 2016

Dear Fellow ExamWorks Stockholder:

Our records indicate that you have not yet voted your shares for our 2016 special meeting of stockholders, which is less than two weeks away. Whether or not you plan to attend the meeting, we urge you to cast your vote using the enclosed proxy today. Follow the instructions on the form to vote by internet, telephone or mail.

At the Special Stockholder meeting, scheduled for July 26, 2016, stockholders are being asked to approve our proposed merger with Leonard Green & Partners, L.P. (“LGP”), a private equity firm. Under the terms of the merger agreement ExamWorks shareholders will receive cash consideration of $35.05/share.

As detailed in the proxy statement previously mailed to you, your Board of Directors has unanimously approved the merger and recommends that ExamWorks stockholders vote FOR the merger proposal and also to support the adjournment and executive compensation proposals.

Some key factors that influenced the ExamWorks Board’s unanimous decision to approve the merger with LGP:

●

Premium – the $35.05 per share price represents a 22% premium to ExamWorks’ weighted average stock price for the 90-day period ending April 26, 2016, the last trading day before the merger agreement was announced, and a 41% premium to the closing price on February 8, 2016, the date ExamWorks first received an indication of interest from LGP.

●	Cash consideration – the fact that the Merger Consideration of $35.05 per share will be paid in cash, and provides certainty, immediate value and liquidity to our stockholders.

●

Economic conditions – the belief of the Special Committee and the Board, after a thorough review of ExamWorks’ business, market trends and financial condition, and discussions with ExamWorks’ management and advisors, that the value offered to stockholders pursuant to the Merger is more favorable to our stockholders than the potential long term and sustainable value that might have resulted from remaining an independent public company.

YOUR VOTE IS IMPORTANT!

We urge all stockholders who held shares as of the record date for the special stockholders’ meeting, May 31, 2016, to take a moment now to vote their proxy in favor of all proposals.

PLEASE VOTE TODAY!

We hope that we can count on your support for the proposed merger. If you have any questions, need assistance in voting your shares, or need another copy of our proxy statement, please contact our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 toll-free or 212-929-5500 collect.

Thank you in advance for your support.

Sincerely,

/s/ Richard E. Perlman

Richard E. Perlman

Executive Chairman

If you have any questions or require assistance in voting your proxy card, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue New York, NY 10016 proxy@mackenziepartners.com Call Collect: (212) 929-5500 or Toll Free: (800) 322-2885